UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2009

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 931-5500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 24, 2009, the Compensation Committee of our Board of Directors approved the grant pursuant to our 2000 Amended and Restated Equity Incentive Plan of restricted stock covering 175,000 and 125,000 shares of our common stock to each of Dana W. Kammersgard, our President and Chief Executive Officer, and Hanif I. Jamal, our Senior Vice President, Chief Financial Officer and Corporate Secretary, respectively. The restricted stock granted to Mr. Kammersgard is subject to the following vesting schedule and his continued service to us at the time of vesting: 25% shall vest upon our achievement of a specified revenue target for fiscal 2009; 25% shall vest upon our achievement of a specified gross margin percentage target for fiscal 2009; 25% shall vest upon our achievement of a specified operating profit target for fiscal 2009; and 25% shall vest upon our achievement of a specified cash from operations target for fiscal 2009. The restricted stock granted to Mr. Jamal is subject to the following vesting schedule and his continued service to us at the time of vesting: 20% shall vest upon our achievement of a specified revenue target for fiscal 2009; 20% shall vest upon our achievement of a specified gross margin percentage target for fiscal 2009; 20% shall vest upon our achievement of a specified operating profit target for fiscal 2009; 20% shall vest upon our achievement of a specified cash from operations target for fiscal 2009; and 20% shall vest upon our achievement of specified goals related to Sarbanes Oxley compliance for fiscal 2009. All of the financial targets shall be calculated in accordance with our methodologies for financial reporting purposes and, with the exception of cash from operations, exclude share-based compensation expense, foreign currency gains or losses, severance expense, restructuring expense, asset impairment charges and any other non-recurring, one-time charge that the Compensation Committee, in its sole discretion, deems appropriate. The achievement of the targets and goals shall be determined by our Board of Directors or the Compensation Committee following the completion of fiscal 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: March 2, 2009